THRIVENT CODE OF ETHICS

for

THRIVENT FINANCIAL FOR LUTHERANS

THRIVENT ASSET MANAGEMENT, LLC

THRIVENT INVESTMENT CAPITAL ADVISORS, LLC

THRIVENT DISTRIBUTORS, LLC

THRIVENT MUTUAL FUNDS

THRIVENT SERIES FUND, INC.

THRIVENT CORE FUNDS

THRIVENT CASH MANAGEMENT TRUST

THRIVENT ETF TRUST

EFFECTIVE November 18, 2025

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Table of Contents

I.	INTRODUCTION		1

II.	FIDUCIARY DUTY		1

III.	PERSONS COVERED BY THE CODE		2

IV.	STANDARDS OF BUSINESS CONDUCT		3

	A.	General	3

	B.	Unlawful Actions	4

V.	CONFLICTS OF INTEREST		4

	A.	Fair Treatment	4

	B.	Gifts & Entertainment	4

	C.	Late Trading	6

	D.	Duty of Care	6

	E.	Transactions with Clients	6

	F.	Outside Activities	6

	G.	Service as Outside Director or on Creditors’ Committee	7

VI.	PERSONAL TRADING RESTRICTIONS		8

	A.	Restrictions for Access Persons	8

	B.	Restrictions Applicable to Investment Personnel	10

VII.	PRE-CLEARANCE REQUIREMENTS		10

	A.	Transactions Exempt from Pre-Clearance	11

	B.	Access Persons Exempt from Pre-Clearance	12

	C.	Procedures for Obtaining Pre-Clearance	12

	D.	Procedures for Options Exercise	13

	F.	Prohibition on Self Pre-clearance	13

VIII.	ACCESS PERSON REPORTING REQUIREMENTS		13

	A.	Approved Accounts	13

	B.	Statements and Confirmations	14

	C.	Initial and Annual Holdings Reports	14

	D.	Quarterly Reports	15

	E.	Annual Certifications	15

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	F.	Independent Fund Directors and Independent Directors of Advisers	16

	G.	Reporting Violations	16

IX.	ADMINISTRATION OF CODE OF ETHICS		16

	A.	Procedures	16

	B.	Exceptions and Waivers	16

	C.	Board Reports	17

	D.	Recordkeeping Requirements	17

	E.	CCO Annual Review	18

	F.	Sanctions and Forfeitures	18

APPENDIX A: DEFINED TERMS			20

	A.	Access Person	20

	B.	Automatic Investment Plan	20

	D.	Federal Securities Laws	21

	E.	Initial Public Offering (“IPO”)	21

	F.	Investment Personnel	21

	G.	Large Company Securities	22

	H.	Limited Offering	22

	I.	Material Violations	22

	J.	“Purchase or Sale” of a Reportable Security	22

	K.	Reportable Fund	22

	L.	Reportable Securities Account	22

	M.	Reportable Security	23

	N.	“Security Held or to be Acquired”	23

	O.	Single Stock ETF	23

	P.	Supervised Person	23

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Thrivent Code of Ethics

I.	INTRODUCTION

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies (“Federal Securities Laws”), including Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”) (Rule 204A-1 and Rule 17j-1, collectively, “Rules”).

In conformity with the Rules, this Code has been adopted by the following entities: Thrivent Financial for Lutherans (“TFL”), Thrivent Asset Management, LLC (“TAM”) and Thrivent Investment Capital Advisors, LLC (“TICA”) (each an “Adviser”; collectively, the “Advisers”), Thrivent Distributors, LLC (“TDL”) (the “Principal Underwriter”) and the Thrivent Mutual Funds, Thrivent Series Fund, Inc., Thrivent Core Funds, Thrivent Cash Management Trust, and Thrivent ETF Trust (each a “Fund”; collectively, the “Funds” and together with the Advisers and the Principal Underwriter, the “Regulated Companies” or “Thrivent”). (An individual series or a portfolio of a Fund is herein sometimes referred to as a “Fund”.)

Abusive personal investment activities are prohibited not only by the Rules, but also by other provisions of the Federal Securities Laws. Penalties for violation of these laws can be severe and extend to all Thrivent’s affiliates and their officers and directors, as well as to the individual.

Capitalized terms not otherwise defined herein have the meaning set forth in Appendix A: Definitions.

If you have any questions concerning this Code, please contact the relevant Chief Compliance Officer of the Regulated Companies (“CCO”) or a designated person within the Asset Management Law Department of the General Counsel’s Office (“GCO”) (individually and collectively, “Compliance”). CCO for each Adviser means the Chief Compliance Officer as designated on the Adviser’s Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable. For the Funds, it means the CCO approved by the Board of Directors/Trustees of each Fund (“Fund Board”), including a majority of the Directors/Trustees who are not interested persons of a Fund (“Independent Fund Directors”), or that CCO’s designee, as applicable.

II.	FIDUCIARY DUTY

The Securities and Exchange Commission (“SEC”) and the United States Supreme Court have consistently opined that an investment adviser owes a “fiduciary duty” to its advisory clients. As fiduciaries, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our clients, including the Funds and their shareholders. For the purposes of this Code, the term “Client(s)” shall refer to any account the Advisers exercise investment discretion over, including the Funds and the account of any advisory client of the Advisers, and the TFL general account.

Our Clients’ interests are paramount and must come before our personal interests. Our Supervised Persons are also expected to behave as fiduciaries with respect to Clients. This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. When acting in a fiduciary capacity, Thrivent will adhere to the highest standards of care and diligence in conducting our activities. We must be particularly sensitive to situations in which the interests of Clients conflict with those of Thrivent, striving always to identify and avoid material conflicts of interest or to disclose those conflicts which cannot be avoided.

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset and it is our responsibility to take the actions needed to help preserve that reputation. For that reason, we have established a Code of Conduct, with the expectation that everyone acting on behalf of Thrivent will understand and follow its principles. To further these goals, we have also adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

III.	PERSONS COVERED BY THE CODE

This Code applies to all Supervised Persons of the Regulated Companies. For Purposes of this Code, “Supervised Person” means: (i) any Officer, Director or Trustee, Manager or employee (including certain designated contractors and consultants) of a Regulated Company; (ii) any Access Person (as defined in this Code); and (iii) Independent Fund Directors and Independent Directors of Advisers.

Notwithstanding the foregoing, officers, employees or supervised persons of TFL (other than directors) who (i) are not involved, either directly or indirectly in TFL’s investment advisory activities, (ii) have no access to nonpublic information about TFL’s investment advisory activities, (iii) are not involved in solicitation or sales activity related to TFL’s investment advisory services, and (iv) would not be considered Access Persons under this Code (“Non-Advisory Personnel”) shall not be treated as Supervised Persons subject to this Code.

All Supervised Persons, are required to comply with the Federal Securities Laws, to acknowledge receipt of this Code and to report any known or suspected violations of this Code promptly to the CCO or the CCO’s designee. Supervised Persons who are not also Access Persons (as defined below) are not required to file periodic reports of personal securities transactions and holdings.

Access Persons are a subset of Supervised Persons. For purposes of this Code, Thrivent deems the following to be Access Persons:

•	any Officer, Director or Trustee of a Fund;

•	any Supervised Person of a Regulated Company who (i) has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (ii) is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic;

•	any Officer or Manager of TAM or TICA;

•

any natural person in a control relationship to a Fund or Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Reportable Securities by a Fund; and

•	any other person who the CCO determines to be an Access Person.

For any Adviser whose primary business is other than providing investment advice (i.e., TFL), Thrivent has determined that officers or directors who (i) have no access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, and (ii) are not involved in making securities recommendations to Clients, and have no access to such recommendations that are nonpublic shall not be deemed Access Persons for purpose of this Code. For any Adviser whose primary business is rendering investment advice, all officers and directors are presumed to be Access Persons.

Access Persons, other than Independent Fund Directors and Independent Directors of Advisers, are required to file periodic reports of their personal securities transactions and holdings and are generally required to pre-clear personal securities transactions unless specifically exempt from pre-clearance under this Code.

Each Supervised Person and Access Person shall be notified of his or her status under this Code.

IV.	STANDARDS OF BUSINESS CONDUCT

A.	General

Each Supervised Person and/or Access Person shall adhere to the highest ethical standards and shall, at all times:

•	place the interests of Clients before his/her personal interests;

•	conduct all personal securities transactions in a manner consistent with this Code, to avoid any actual or potential conflicts of interest, or any abuse of position of trust and responsibility; and

•	never use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client.

To assure compliance with these standards of conduct and the Federal Securities Laws, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals of the Regulated Companies. However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law,” but with the spirit of the laws, this Code and applicable compliance manuals, policies and procedures.

B.	Unlawful Actions

It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

•	To employ any device, scheme or artifice to defraud the Fund;

•

To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	To engage in any manipulative practice with respect to the Fund.

V.	CONFLICTS OF INTEREST

Supervised Persons and/or Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or Thrivent or which would impair their ability to discharge their duties with respect to us and our Clients. Access Persons, excluding Independent Fund Directors, must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Information Wall” procedures1 may be utilized to avoid potential conflicts of interest.

A.	Fair Treatment

Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

B.	Gifts & Entertainment

All Supervised Persons and Access Persons, excluding Independent Fund Directors, are subject to the Thrivent Financial Gift and Business Entertainment Policy, which is included in the Thrivent Code of Conduct. Such persons may not accept a gift, favor, or service from

1 See Material Non-Public Information and Insider Trading Policy & Procedure.

any person or company that, to the actual knowledge of such person, does business or is seeking to do business with a Regulated Company that creates a real or perceived conflict of interest or is lavish or extravagant.

Gift reporting for Access Persons will be completed either through the Code of Conduct Office’s gift reporting procedures or via the Employee Compliance Manager (“ECM”) system. Compliance will notify individuals who are required to report through ECM. ECM can be accessed through Thrivent intranet site under Quicklinks by searching for Employee Compliance Manager.

Further, Investment Personnel are subject to the following supplemental policies and procedures regarding entertainment received from a broker/dealer or other service provider in connection with the purchase or sale of securities or other property2 to or from the Funds or Client accounts subject to ERISA. Such entertainment shall be referred to herein as “Broker Entertainment”.3

•	Investment Personnel may accept Broker Entertainment, as long as such entertainment complies with the Thrivent Financial Gift and Business Entertainment Policy.
•

Investment Personnel are required to report all Broker Entertainment with a value in excess of $25. Prior approval[4] is required by a designated supervisor in the Investment Department for any Broker Entertainment with a value above $250. In determining the value of Broker Entertainment, the value should be the higher of cost or market value. Meals and beverages provided during in-office meetings, or meals and beverages generally made available in connection with a business conference or similar industry group events, are acceptable and are not subject to the reporting requirements described above. The CCO may, from time to time, identify additional items that may be excluded from reporting.

•

Conferences: The cost-per-individual for industry conferences or similar events that are considered Broker Entertainment must be reported, but are not counted towards $250 prior approval threshold provided that the event has a reasonable relationship to the duties of the person attending and the expenses for attendance are reasonable in light of the benefits afforded to Thrivent by such attendance. Please keep in mind that if there are separate excursions or other entertainment connected with the event (e.g., golf outings) then the reporting and prior clearance requirements will apply to these separate events.

•

Research Trips: Broker-sponsored research trips must receive prior clearance from the appropriate Department Head. Generally, all travel expenses to and from the site, and the expenses of any overnight lodging or other

2 Includes entertainment provided in connection with the funding of private equity investments, but not subsequent capital calls.

3 This supplemental policy on Broker Entertainment is intended to cover any form of gift, entertainment or other compensation that may be prohibited by Section 17(e)(1) of the Investment Company Act of 1940 or ERISA’s prohibited transaction rules.

4 Post approval may be made on a case-by-case basis in situations where prior approval was considered not reasonably practicable.

accommodations provided in connection with such activities should be paid for by Thrivent.

•	Annually, Investment Personnel are required to certify in writing as to the accuracy and completeness of their Broker Entertainment reports.

Investment Personnel must report Broker Entertainment quarterly through the ECM system. Pre-approval is required for Broker Entertainment exceeding $250 and must be submitted through ECM. Compliance will respond by email indicating whether the request has been approved or denied.

C.	Late Trading

Access Persons must refrain from knowingly placing trades in any investment company after it closes while obtaining that day’s price for the fund shares.

D.	Duty of Care

When acting as fiduciaries, the Advisers have a duty to perform their services carefully. Negligence in the performance of investment advisory activities may result in liability to the injured Client. Clients expect that Adviser personnel will perform their responsibilities with the care and skill that is appropriate under the circumstances. This responsibility requires, among other things, that securities recommendations be made on the basis of adequate investigation and that any recommended investment is suitable to the particular Client in light of the nature and objectives of that Client.

E.	Transactions with Clients

No Supervised Person (including Access Persons) shall buy or sell any security or other property in which such person has a beneficial interest from or to a Client, provided that this item shall not be construed to prohibit a person from being a shareholder of a Fund or the contract owner of a variable annuity, life insurance or any other product that is funded or issued by a Fund.

F.	Outside Activities

Access Persons are expected to act in the best interests of Thrivent and refrain from being placed in a position that could result in the appearance of a conflict between their personal interests and the interests of Thrivent when engaging in any outside activity.

In addition to the requirements of this Code, Access Persons, excluding Independent Fund Directors, are also subject to Thrivent’s overall guidelines and policies which include, but are not limited to, the Thrivent Code of Conduct and Thrivent Conflicts of Interest Policy.

Investment Personnel are subject to additional reporting requirements for (i) outside business activities where the Investment Person either has a controlling or influencing position in a business or receives monetary compensation for their involvement in a business and (ii) not-for-profit activities where the Investment Person has any direct or indirect influence or control over Reportable Securities that would require pre-clearance under the Code or Reportable Funds. The following activities are not reportable:

•	Any unpaid affiliation with a trade association, professional association, or other such organization related to your position at Thrivent.

•	Unpaid positions with co-op boards, condominium associations, and similar entities the sole business of which is to hold title to and/or manage real property in which you can or do reside.

•

Unpaid positions with holding companies, trusts, or other non-operating entities established solely for purposes of your or your family’s estate or tax planning or to hold your or your family’s real estate or other investments that would not otherwise require pre-clearance under the Code.

Reporting of outside activities can be made through the ECM system. Reports will be reviewed by the Investment Person’s supervisor and Asset Management Compliance to determine whether such activity may be perceived as an actual or potential conflict of interest. In the event a conflict of interest is determined to be unacceptable, the person having the conflict shall comply with Thrivent’s decision to eliminate the conflict of interest within the time limits determined by Thrivent. Failure to do so may result in disciplinary action, including possible termination.

Annually, Investment Personnel are required to certify in writing as to the accuracy and completeness of their outside activity reporting.

G.	Service as Outside Director or on Creditors’ Committee

Investment Personnel may not serve on the board of directors of any public company (i.e., any company that is subject to the reporting obligations of (Section 12 or 15 of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), or in any similar capacity, absent prior authorization from the Chief Investment Officer, in consultation with the CLO, based upon a determination that the board service would be consistent with the interests of Clients. If such board service is authorized, such Investment Personnel shall be isolated from the investment making decisions of the Funds or other Clients with regard to securities of the company on whose board the individual serves.

Supervised Persons may not serve on a creditors’ committee absent prior authorization from the Chief Investment Officer in consultation with the CLO and, if so authorized, may be subject to strict information barriers. This restriction shall not apply to any Independent Fund Director or any independent director, manager or trustee of an Adviser that is not, in fact, an Access Person as defined above.

Prior authorization can be requested through the ECM system. Pre-approval requests will be responded to promptly and an email will be sent when the request has been approved or denied.

VI.	PERSONAL TRADING RESTRICTIONS

A.	Restrictions for Access Persons

1.

Front-Running. Front-Running is the purchase or sale of a security in anticipation of and prior to any Adviser effecting similar transactions for Clients in order to take advantage of or avoid changes in market prices expected to result from the Client’s transactions. Front-Running is illegal and prohibited under this Code. The price paid or received by a Client account for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.

2.

IPO and Limited Offering (Private Placement) Restrictions. No Access Person, other than an Independent Fund Director, shall purchase, directly or indirectly, in an Initial Public Offering or a Limited Offering of any security in which he or she has, or by reason of such transaction would acquire, Beneficial Ownership without the prior written approval of Compliance. (Please note the definition of Limited Offering covers securities commonly referred to as private placements, such as hedge funds and private funds, as well as bank loans.) Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Thrivent.

Once pre-approval has been granted, the pre-approved transaction must be executed within 48 hours or such other period specified by Compliance. An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Unless otherwise exempt, the sale or disposition of a security obtained in an Initial Public Offering or a Limited Offering of any Reportable Security must also be pre- cleared.

3.

Short Sales. No Access Person, other than an Independent Fund Director, shall effect a short sale of a Reportable Security unless such transaction is a short sale transaction known as a short sale “against the box” (i.e., the Access Person owns the security which is subject to the short sale). However, an Access Person may effect a short sale of an ETF in a transaction that is not “against the box.”

4.

Holding Periods. No Access Person, other than an Independent Fund Director, shall profit, directly or indirectly, from the purchase and sale or sale and purchase (e.g., short sales and certain option transactions) of the same or equivalent Reportable Security within any 30 calendar-day period. This includes, but is not limited to, realizing gains on an option contract within any 30 day calendar-day period. Notwithstanding the foregoing, Reportable Funds that are exchange traded funds (“Thrivent ETFs”) are subject to a 7 calendar-day holding period. This restriction does not apply to transactions that result in a loss through trading within a period shorter than the required holding period. Additionally, Single Stock ETFs are subject to the same 30 calendar-day holding period as the underlying stock.

Note: The 30-day rule covers “equivalent” securities; therefore, the rule would prohibit options and other derivative transactions on or short sales of a security within 30 days of its purchase. Also, the 30-day rule is applied on a “last in - first out” basis. For example, if you purchase ABC stock on January 1, 2021, and make a subsequent purchase of ABC stock on December 1, 2022, you may not sell any shares of ABC stock until December 31, 2022. The “clock” restarts each time a trade is made in the security.

Examples include:

•

The receipt of any premium from the opening of an option position in which the expiration of that contract will occur within the next 30 days (e.g., selling a call or selling a put to open that expires within 30 days).

•

The automatic exercise of in-the-money options (including expiring options) within the 30 day calendar-day period. To avoid a violation and surrendering 30 day gains that would result from an automatic liquidation, you need to cancel the automatic liquidation before it happens.

All transactions in Reportable Securities are subject to the above holding periods, except:

a.	Securities exempt from pre-clearance.

b.	Large Company Securities.

c.	Exchange traded funds (excluding Thrivent ETFs and Single Stock ETFs which are subject to the holding periods described above).

d.

Other exemptions approved by Compliance, for example in cases of immediate financial need where funds are not readily available from other sources. Compliance has no obligation to grant any such request.

5.

Rumors. No Access Person shall originate or circulate in any manner any statement or report regarding any issuer or security that the employee knows or has reasonable grounds to believe is false or misleading and could improperly influence the market price of such security. An Access Person must promptly report to Compliance any circumstance which would lead the employee to believe such statement or report might have been originated, circulated or received.

6.	Restricted Securities. Thrivent maintains a confidential Restricted Securities List.

Access Persons are restricted from trading securities on the list, unless the transaction falls within an allowable exception in the Material Non Public Information and Insider Trading Policy.

7.

Thrivent ETF Trading Restrictions. Access Persons, including Independent Directors of the Thrivent ETF Trust Board, may be restricted from transacting in any Thrivent ETF upon notification from the CCO, which could be based on the ETF’s premium or discount exceeding 2% or other factors as determined appropriate by the CCO.

B.	Restrictions Applicable to Investment Personnel

1.

Equity Research List Blackout. Investment Personnel are prohibited from personally trading any equity security that has been identified in the equity research queue as being actively evaluated for Client investment. However, this restriction does not apply to companies with a market capitalization exceeding $60 billion.

2.

Seven Day Blackout. Investment Personnel may not personally trade any Reportable Security within a period of seven (7) calendar days before or after any transaction in such security by a Client portfolio over which the Investment Person’s team has assigned responsibility for individual security selection and investment.

The following are exempt from the Seven Day Blackout:

a.	Securities exempt from pre-clearance.
b.	Large Company Securities.
c.	Transactions in Client portfolios that replicate an index.
d.	A personal trade may precede a Client trade when the Client’s trade is part of an order to proportionally adjust a portfolio’s holdings in response to Fund cash flows or ETF basket trades.

Note: For purposes of calculating any holding or blackout period in this section, the day of the subject transaction is deemed to be “day zero” and is not included in the calendar day period.

VII.	PRE-CLEARANCE REQUIREMENTS

No Access Person shall purchase or sell, directly or indirectly, any Reportable Security in which he or she has, or by reason of such transaction would acquire, any Beneficial Ownership without the prior approval of Compliance unless exempt from pre-clearance as provided below. When pre-clearing a Reportable Security, Access Persons must attest that they do not have knowledge that the security (or any closely related security, such as an option or a related convertible security) is under consideration for purchase or sale by any Investment Personnel in the next fifteen calendar days (other than a purchase or sale of a Reportable Security in an index fund, a Large Company Security, internal seed money transactions, or routine trades to purchase or sell a basket of securities to invest cash or raise cash).

A.	Transactions Exempt from Pre-Clearance

Exemption from pre-clearance does not constitute an exemption from the reporting requirements of Section VIII. Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed below applies to a given transaction. All transactions in a Reportable Security must receive prior clearance except:

1.	Mutual Funds. Open-end investment companies that are commonly referred to as mutual funds (vs. exchange traded funds), including Reportable Funds that are mutual funds.

2.	Unit Investment Trusts. Shares in a unit investment trust registered under the 1940 Act.

3.

Exchange Traded Funds (or derivatives thereon), excluding Thrivent ETFs and Single Stock ETFs. Note: Pre-clearance is required for exchange traded notes, unless another exemption in this section applies.

4.

Investments based on indexes or non-reportable securities. Derivatives or other investments whose value is based on a broad-based index or non- Reportable Securities (e.g., stock market indexes, commodities, currencies, interest rates or U.S. Treasuries), excluding index futures listed in Attachment A. The list of index futures requiring pre-clearance in Attachment A may be amended from time-to-time.

5.	Government Debt. Debt issued or guaranteed by the United States government.

6.	Governmental Agencies. Debt issued by an enterprise sponsored by the United States government.

7.	Pro-Rata Distributions. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

8.	Tenders/Exchanges. Purchases and sales of securities pursuant to a tender offer or exchange offer.

9.

Exercise of Stock Option of Corporate Employer by Residential Family Member. Purchases as part of the exercise by a Residential Family Member of a stock option issued by the corporation employing the Residential Family Member. Note, sales must be pre-cleared.

10.

Dividend Reinvestment Plans. Purchases effected through pre-established instructions in a dividend reinvestment plan. An Access Person should notify the Compliance Office that he or she will be participating in such a plan. Note, pre- clearance is required for any purchases or sales in a dividend reinvestment plan that are not conducted as part of the pre-established instructions, including purchases to initiate the plan and the sale of shares held in the plan.

11.

Automatic Investment Plans (“AIP”). Purchases and sales effected through an AIP. An Access Person should notify the Compliance Office that he or she will be participating in the AIP. Note, pre-clearance is required for any purchases or sales in an AIP that are not conducted as part of the pre-established instructions, including the purchase of shares to initiate participation in the AIP or the sale of shares acquired through an AIP.

12.	Managed Accounts. Purchases and sales effected through an account managed on a fully discretionary basis by an independent third party adviser without prior consultation with the employee.

13.	Inheritances. The acquisition of securities through inheritance.

14.	Gifts. Giving or receiving a Reportable Security as a gift or donation. Note, you must submit an adjustment in the ECM system to ensure your holdings are accurate.

15.	Notes issued via direct lending platforms. Purchases or sales of notes held in accounts maintained for holding notes issued via direct lending platforms such as Lending Club or Prosper.

16.

Non-volitional Transactions. Purchases or sales which are non-volitional on the part of either the Access Person or the Client. Such transactions would include inherited shares, corporate actions, the disposition of securities as worthless, the automatic liquidation of fractional shares, an option exercised against you without any action on your part, etc.

17.

Mandatory Capital Calls/Subsequent Sales of Private Placements. Pre- clearance is not required for the acquisition of additional shares of a previously approved private placement due to mandatory capital calls, or the subsequent sale (partial or full) of such private placements. Note: Pre-clearance is required for additional, voluntary purchases of a previously approved private placement.

B.	Access Persons Exempt from Pre-Clearance

Independent Directors of TFL and Independent Fund Directors are exempt from pre-clearance. Exemption from pre-clearance does not constitute an exemption from the reporting requirements of Section VIII, except as expressly provided in that Section.

C.	Procedures for Obtaining Pre-Clearance

1.

An Access Person must request pre-clearance through the ECM system. ECM can be accessed through the Thrivent intranet site under Quicklinks by searching for Employee Compliance Manager. The Access Person will be advised through a message on ECM if the pre-clearance request was APPROVED or DENIED. If the pre-clearance request requires manual review, an email will be sent when the Pre- clearance request has been APPROVED or DENIED.

2.	Pre-clearance is valid only for the day it is granted, except for securities traded on a foreign exchange, for which it remains valid until the next market close on which that security is traded. Note: Access Persons are reminded to cancel any limit order that is not executed during the pre-clearance period.

3.	Pre-clearance requests must be accurate as to security and direction of trade.

D.	Procedures for Options Exercise

The purchase or sale of an option on stocks by an Access Person must be pre-cleared.

If you are the holder of an option and you intend to close (sell), exercise, or assign the option, prior transaction clearance is required and is subject to the holding period and blackout provisions of Section VI. However, if you have written (sold) an option and the option is exercised against you, without any action on your part, no prior transaction clearance is required.

E.	Procedures for Pre-Clearing Single Stock ETFs

Before transacting in Single Stock ETFs, Access Persons must first submit a pre-clearance request for the underlying security and be granted approval to trade the underlying security prior to transacting in a Single Stock ETF that seeks to track or provide exposure to that security.

EXAMPLE: An Access Person wishing to purchase or sell the Direxion Daily AAPL Bull 2X Shares (AAPU), a Single Stock ETF based on stock issued by Apple, would need to first submit a pre-clearance request to trade Apple stock (AAPL) in an amount approximately equivalent to the intended ETF transaction. If the request is approved, the Access Person may proceed with the ETF trade, provided it is executed on the same day as the approval and in accordance with all other applicable pre-clearance requirements.

F.	Prohibition on Self Pre-clearance

No Access Person shall (1) manually pre-clear his or her own trades, (2) review his or her own reports or (3) approve his or her own exemptions from this Code. When such actions are to be undertaken with respect to the CCO’s personal transactions, the CLO or his designee will perform such actions as are required of the CCO by this Code.

Access Persons are cautioned that pre-clearance or exemption of a transaction under this Section is not a “safe harbor” and does not shield the individual in the event he or she otherwise violates applicable securities laws or regulations.

VIII.	ACCESS PERSON REPORTING REQUIREMENTS

Note: Reportable Funds are subject to the reporting requirements of this Section.

A.	Approved Accounts

Access Persons, other than Independent Fund Directors and Independent Directors of Advisers, must notify Asset Management Compliance immediately when opening or otherwise establishing any Reportable Securities Account. All Reportable Securities

Accounts maintained by Access Persons, other than Independent Fund Directors, Independent Directors of Advisers and Fund Directors that are not otherwise employed by Thrivent, must be maintained with firms that are on the list of approved brokers maintained by Compliance, or as otherwise approved by the CCO. This list is available in the ECM system and may be amended from time to time by Compliance as necessary.

It is a violation of this Code to maintain a Reportable Securities Account that is required to be disclosed to Compliance and approved under this Section VIII.A but is not so reported and approved. Report accounts as soon as the account is opened or a pre-existing account becomes associated with you (such as through marriage or inheritance) by sending an email with account details (firm name, account number, account name, and date established) to Box PTS COE (ptscoe@thrivent.com).

New Access Persons will have 45 days to move their existing accounts to a brokerage firm on the Approved Account List or to another approved account.

B.	Statements and Confirmations

Access Persons consent to having timely duplicate brokerage confirmations (if available) and account statements submitted to Compliance for all Reportable Securities Accounts approved under this Section VIII.A. At the request of Compliance, Access Persons must arrange for Compliance to receive such duplicate brokerage confirmations and/or periodic account statements on a timely basis so Compliance can verify all account holdings and transaction activity.

C.	Initial and Annual Holdings Reports

Each Access Person, other than Independent Fund Directors and Independent Directors of Advisers, must submit to the Compliance Office a personal holdings report disclosing all Reportable Securities Beneficially Owned not later than ten (10) calendar days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 calendar days prior to becoming an Access Person; and (ii) annually, on February 10, or such other date selected by the CCO, as of a date not more than 45 calendar days prior to the date the report was submitted. Holdings reports are submitted through the ECM System and must contain the following information:

1.

the title and type of each Reportable Security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

2.

the name of any broker, dealer, bank or other entity with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that any account that has the ability to hold Reportable Securities must be included, even if the account currently does not hold any Reportable Securities); and

3.	the date the Access Person submits the report.

The following investments are exempt from the initial and annual holding reports:

●	Holdings of the White Rose Funds and Thrivent compensation/retirement plans (excluding the Thrivent 401(k) plan). Compliance has available access to holding information on these accounts.
●	Holdings of underlying investments in a 529 plan (excluding holdings of Reportable Funds).

D.	Quarterly Reports

Within 30 calendar days after the end of each calendar quarter, each Access Person, other than Independent Fund Directors and Independent Directors of Advisers, must submit a report to the Compliance Office via the ECM system covering all transactions in Reportable Securities Beneficially Owned during the quarter. Transaction reports must contain the following information:

1.

the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

2.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	the price of the security at which the transaction was effected;

4.	the name of the broker, dealer, bank or other entity with or through which the transaction was effected; and

5.	the date the Access Person submits the report.

The following transactions are exempt from quarterly reporting:

●	Transactions that are made pursuant to an Automatic Investment Plan or dividend reinvestment plan.
●	Transactions in the White Rose Funds and Thrivent compensation/retirement plans (excluding the Thrivent 401(k) plan). Compliance has available access to trading information on these accounts.
●	Transactions effected pursuant to a 529 plan (excluding transactions in Reportable Funds).

E.	Annual Certifications

The CCO, or designee, shall provide notice to all Access Persons, of their status under this Code, and shall deliver a copy of the Code to each Supervised Person and Access Person annually. Additionally, each Supervised Person and Access Person will be provided a copy of any Code amendments. After receiving the Code and any amendments to the Code, each Supervised Person and Access Person (excluding Independent Fund Directors and Independent Directors of Advisers) shall make the required certification that he or she has (1) read and understands this Code and recognizes that he or she is subject to the Code and (2) complied with all requirements of the Code to which he or she is subject and (3) for Access Persons only, disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code. With respect to Supervised Persons who are not Access Persons, this requirement may be satisfied by the receipt and acknowledgement of the Thrivent Code of Conduct. Should you have any doubt as to whether this Code applies to you, you should contact your CCO.

Annual certifications are due within forty-five (45) days after the end of each calendar year. To the extent that any Code-related training sessions or seminars are held, the CCO shall keep records of such sessions and the Supervised Persons and/or Access Persons attending.

F.	Independent Fund Directors and Independent Directors of Advisers

Independent Fund Directors and Independent Directors of Advisers are exempt from Initial and Annual Holdings reports and the Annual Certification. They are also exempt from quarterly transaction reports unless they knew, or in the ordinary course of fulfilling their official duties as Independent Fund Directors or Independent Directors of Advisers should have known, that during the 15-day period immediately before or after their transactions, the Fund’s purchased or sold, or considered purchasing or selling, the security.

G.	Reporting Violations

Any Access Person or Supervised Person who believes that a violation of this Code has taken place, or a potential violation may take place, must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith. Please refer to Thrivent’s Code of Conduct for information on making anonymous reports.

IX.	ADMINISTRATION OF CODE OF ETHICS

A.	Procedures

The CCO shall use reasonable diligence and institute procedures necessary to prevent violations of the Code. Reports required to be submitted pursuant to the Code will be reviewed by the CCO on a periodic basis.

B.	Exceptions and Waivers

With prior written approval from the CLO and CCO, an account may qualify for an exception from the Code if it would be consistent with the general principles and objectives of the Code, taking into consideration factors that include the potential for harm to the Funds, the reason for the request, and whether the procedural and reporting requirements of this Code are necessary or appropriate to protect the Funds. Such an exception may be granted for an account where:

1.	a person has no trading discretion or influence over the account, such as a blind trust, or

2.

it is an educational institution’s account that is used in connection with an investment course that is part of an MBA or other educational program and a person participates in investment decisions with respect to the account.

In addition, the CCO may grant waivers of any Code provision that is not required by law in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers. The CCO will consult with the CLO as needed.

C.	Board Reports

No less frequently than annually, the Fund CCO shall furnish to the Fund Boards and the chief compliance officer for the Advisers shall furnish to the boards of directors/managers of the Advisers (the “Adviser Boards” and together with the Fund Boards, the “Boards”), and each Board must consider, a written report that:

●

Describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about Material Violations of the Code and procedures and/or sanctions imposed in response to the Material Violations; and

●	Certifies that the Fund or Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

D.	Recordkeeping Requirements

Each Regulated Company must maintain records relating to this Code as required by law and make them available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination. To the extent appropriate and practicable, all such required records shall be preserved on a consolidated basis on behalf of the Regulated Companies, for the periods and in the manner required by Rule 17j-1 and Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically. Required records include:

●	A copy of any Thrivent Code that is in effect, or at any time within the past five years was in effect;

●

A record of any violation of the Code, and any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

●

A copy of each report required by this Code to be made by an Access Person or Supervised Person, including broker confirmations, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in an easily accessible place. However, written acknowledgments required under Section IX.E shall be retained until five years after the person ceases to be subject to reporting under Section IX.E.;

●

A record of all persons, currently or within the past five years, who are or were required to make reports under Section IX, or who are or were responsible for reviewing such reports, must be maintained in an easily accessible place; and

●	A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of a Limited Offering.

E.	CCO Annual Review

The CCO shall review this Code and its operation at least annually and may determine to make amendments to the Code as a result of that review.

F.	Sanctions and Forfeitures

Any Material Violation or potential material violation of the Code must be promptly reported to the CCO.

1.

Sanctions. Upon learning of a violation of this Code, the relevant Regulated Company may impose any sanction deemed appropriate under the circumstances, including, but not limited to, verbal or written warnings and censures, letters of reprimand, monetary sanctions, suspension of personal trading activity, disgorgement and forfeiture of profits, or suspension or termination of employment.

2.

Forfeitures. Any profits derived from securities transactions in violation of this Code shall be forfeited and may be paid to one or more Clients for the benefit of the Client(s) or, if the Client is a Reportable Fund, its shareholders, if such a payment is determined by the CCO, in consultation with the relevant CLO, to be appropriate under the circumstances, or to a charitable organization selected by the Adviser, as applicable. Penalties may include a requirement that disgorged profits be donated to charity of Thrivent’s choosing, with no tax deduction claimed by the Access Person. Gifts accepted in violation of the Code shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of Clients. No profits shall be forfeited from securities transactions by an Access Person pre-cleared in good faith. Good faith pre-clearance does not include transactions pre-cleared by Access Persons who knowingly submit requests for pre-clearance while in possession of material, non-public information with respect to the security or any Adviser’s advisory recommendations relating to the security.

G.	Privacy

All information obtained from each Access Person or Supervised Person is provided for the purpose of monitoring conflict of interests as outlined in the Code and as required by law. Thrivent has adopted administrative, technical, and physical controls to safeguard the security, confidentiality, and integrity of the information provided. Only authorized individuals are given access to the information provided and no information is disclosed to outside third parties unless required by law or regulatory entity. All information will be retained securely for the period dictated by Recordkeeping Requirements under the Code.

APPENDIX A: DEFINED TERMS

As used in the Code, the following terms have the following meanings:

A.	Access Person

Any Supervised Person of an Adviser and any Officer, Director, Trustee or employee of a Regulated Company who (i) has access to nonpublic information regarding any Reportable Funds’ or Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (ii) is involved in making securities recommendations to Reportable Funds or Clients, or has access to such recommendations that are nonpublic. Directors, Officers and Managers of the Advisers and the Funds are presumed to be Access Persons.

Note:   All Access Persons are subject to pre-clearance and reporting of personal securities transactions unless explicitly exempt under Sections VII and VIII.

B.	Automatic Investment Plan

Any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan.

C.	Beneficial Ownership[5]

A “beneficial owner” is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

A person generally has beneficial ownership in:

●	Securities held in his or her name;

●

Securities held by members of a person’s immediate family sharing the same household (“Residential Family Member”), although the presumption of beneficial ownership may be rebutted. Immediate family members include anyone who is related to a person in any of the following ways, whether by blood, adoption, marriage, or domestic partnership:

●	spouse or domestic partner

●	children, stepchildren, and grandchildren

●	parents, stepparents, and grandparents

●	siblings

●	parent-, children-, and siblings-in-law;

5 The term “beneficial ownership” is defined in Exchange Act Rule 16a-1(a)(2). This Code sets forth the general requirements of the defined term.

●	A general partner’s proportionate interest in the portfolio of securities held by a general or limited partnership;

●	A person’s interest in securities held by a trust, where the person is trustee or where the person is beneficiary and has or shares investment control;

●	A person’s right to dividends that is separated or separable from the underlying securities;

●	A person’s right to acquire equity securities upon the exercise or conversion of a derivative security, whether or not presently exercisable;

●	Securities held by an investment club of which the person is a member and in which he or she has a direct or indirect pecuniary interest; and

●

Securities held by an entity (including without limitation corporations, trusts and partnerships) or other person (such as acting as guardian or conservator) if the person has or shares authority over the investment decisions for such entity or person.

D.	Federal Securities Laws

Advisers Act Rule 204A-1 defines the term “Federal Securities Laws” to include: (1) the Securities Act of 1933, as amended; (2) the Securities Exchange Act of 1934, as amended; (3) the Sarbanes-Oxley Act of 2002; (4) the Investment Company Act of 1940, as amended; (5) the Investment Advisers Act of 1940, as amended; (6) Title V of the Gramm-Leach-Bliley Act of 1999; (7) any rules adopted by the SEC under those statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

E.	Initial Public Offering (“IPO”)

An offering of securities registered under the Securities Act of 1933, as amended (“Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d), including initial coin offerings that represent an offering of securities under the Securities Act.

F.	Investment Personnel

Any Access Person who (1) in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for Clients, and (2) any natural person who controls a Regulated Company and who obtains information concerning recommendations made to Clients regarding the purchase or sale of securities by Clients. Note: All Portfolio Managers, Associate Portfolio Managers, traders, ETF Capital Markets team, investment analysts and employees in the Equity Research and Credit Research areas, and their direct or indirect supervisors in the Investment Division are deemed to be Investment Personnel.

G.	Large Company Securities

Reportable Security in the actively traded securities of an issuer with a market capitalization of $10 billion or more.

H.	Limited Offering

An offering exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited offerings are commonly referred to as “private placements” and include offerings of hedge funds and private funds. For the purposes of this Code, bank loans are considered “Limited Offerings”.

I.	Material Violations

Violations of this Code that are considered material are determined by the following criteria: (a) any unlawful action as described in Section IV.B., or (b) any issue that is repetitive and deemed material by the CCO, including but not limited to (i) failure to obtain pre-clearance, (ii) non-compliance with any applicable holding period, (iii) non-compliance with any applicable black-out period, or (iv) non-compliance with any of the other stated restrictions on personal securities transactions.

J.	“Purchase or Sale” of a Reportable Security

The purchase, sale, other acquisition or disposition (collectively, a “transaction”) of a Reportable Security, including, among other things, the purchase or writing of an option to purchase or sell a Reportable Security.

K.	Reportable Fund

A Reportable Fund is any investment company, other than the Thrivent Money Market Fund and the Thrivent Money Market Portfolio, for which any of the Advisers serves as an investment adviser.

L.	Reportable Securities Account

Any account of a broker, dealer, bank or other entity that has the ability to purchase, sell, or hold, directly or indirectly, a Reportable Security or Reportable Fund in which an Access Person has, or by reason of such transaction or holding would acquire, any Beneficial Ownership. The Thrivent 401(k) plan and any variable contract under which Thrivent Funds are available as an option are considered a Reportable Securities Account.

Retirement plans and health savings accounts are considered Reportable Securities Accounts only if they have Reportable Securities or Reportable Funds as available investment options. If the retirement plan or health savings account makes available an investment option (e.g., through a brokerage window or mutual fund investment account option), but the participant has not activated the investment option, such investment options need not be considered when determining if the plan or account includes Reportable Securities or Reportable Funds as available investment options. 529 plans are considered Reportable Securities Accounts only if a Reportable Fund is an investment option.

M.	Reportable Security

Any security as defined in the Advisers Act and the 1940 Act6 except (1) direct obligations of the Government of the United States; (2) currencies; (3) commodities (such as agricultural products) and options and futures on commodities that are traded on a commodities exchange; (4) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (5) shares issued by money market funds; (6) shares issued by open-end funds other than Reportable Funds; and (7) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. For purposes of this Code, the term Reportable Security includes bank loans. Reportable Security includes shares issued by Exchange Trade Funds (“ETFs”) whether issued as open- or closed-end ETFs or unit investment trust ETFs.

N.	“Security Held or to be Acquired”

Any Reportable Security which, within the most recent 15 days, (i) is or has been held by a Client, or (ii) is being or has been considered by a Client or the Advisers for purchase by a Client, including any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

O.	Single Stock ETF

An exchange-traded fund that seeks to deliver positive or negative multiples of the daily performance (often leveraged or inverse) of a single underlying stock, rather than of a basket of stocks.

P.	Supervised Person

“Supervised Person” means: (i) any Officer, Director or Trustee, Manager or employee (including certain designated contractors and consultants) of a Regulated Company; (ii) any Access Person, as defined in this Code; and (iii) Independent Fund Directors (as defined in this Code) and Independent Directors of Advisers. Non-Advisory Personnel (as defined in this Code) of TFL shall not be treated as Supervised Persons subject to this Code.

6 Advisers Act Section 202(a)(18) and 1940 Act Section 2(a)(36) define security as “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, limited partnership interest, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”

ATTACHMENT A

Index Futures Requiring Pre-Approval

EURO STOXX 50

MSCI EAFE Index

MSCI Emerging Markets Index

NASDAQ 100 Index

Russell 2000 Index

S&P 500 Index

S&P 400 Index